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                                                                   Exhibit 10.17


                              AMENDED AND RESTATED
                          GAYLORD ENTERTAINMENT COMPANY
                 DIRECTORS' UNFUNDED DEFERRED COMPENSATION PLAN


         1. The Purpose of the Plan. The purpose of this Plan is to provide incentive to directors of the Corporation who have contributed to the success of the Corporation and are expected to continue to contribute to such success in the future. Generally, the Plan provides such directors with the opportunity to defer all or a portion of their regular director fees.

         2. Definitions. As used herein, the following words shall have the meanings indicated unless otherwise defined or required by the context:

            (a) "Account" shall have the meaning set forth in Section 7 hereof.

            (b) "Administrative Committee" shall mean the committee appointed pursuant to Section 3 below to administer the Plan.

            (c) "Board" shall mean the Board of Directors of the Corporation.

            (d)      "Corporation" shall mean Gaylord Entertainment Company.

            (e) "Director" shall mean any non-employee director of the Corporation.

            (f) "Director Fees" shall mean fees payable to a Director for his or her service to the Corporation as a director.

            (g) "Participating Director" shall mean any Director who participates in the Plan.

            (h) "Plan" shall mean the Gaylord Entertainment Company Directors' Unfunded Deferred Compensation Plan.

         3. Administration of the Plan. The Plan shall be administered by an Administrative Committee consisting of not less than three (3) members, who shall be appointed by, and hold office at the pleasure of the Board of Directors of the Corporation; provided, however, that an



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Administrative Committee member who is also a Participating Director shall not participate in any decision that directly affects such member's participation or interest in the Plan. Subject to the provisions of the Plan, the Administrative Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable for the proper administration of the Plan. Decisions and determinations by the Administrative Committee shall be final and binding upon all parties, including the Corporation and any Participating Director.

         4. Eligibility to Participate. Each of the Directors shall be eligible to participate in the Plan.

         5. Election to Participate. A Director who desires to participate in the Plan shall file with the Administrative Committee a written election to participate. Such written election shall specify (1) that portion of his or her Director Fees to be deferred, (2) a deferred fees payment option as described in
Section 8 below, (3) a designation of beneficiary or beneficiaries as described in Section 9 below, and (4) such other information as required by the Administrative Committee. An election hereunder (A) shall be effective (i) in the case of a Director recently appointed or elected who files a written election to participate within thirty (30) days after the date of the effectiveness of such appointment or election, for Director Fees earned after the date the election is filed with the Administrative Committee or (ii) in all other cases, for Director Fees earned after the commencement of the next succeeding calendar year and (B) in either case, shall remain in effect until revoked or until (i) a revocation of participation is filed as to Director Fees not yet earned or (ii) a new election increasing participation is filed and becomes effective in accordance with the provisions of clause (A) above. No Director shall be entitled to participate in the Plan unless he or she files an election hereunder.



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         6. Deferrals Nonforfeitable. A Participating Director's right to fees so deferred shall be nonforfeitable, and the resignation of such Participating Director from the Board for any reason shall not in any way diminish the amount of deferred fees payable to the Participating Director or alter the method or the time for payment or the beneficiary or beneficiaries thereof.

         7. Account Maintenance. The Administrative committee shall cause an account ("Account") to be kept in the name of each Participating Director. Each Account shall be credited with a rate of earnings for each calendar quarter or portion thereof which shall equal the prime rate on the first business day of each such calendar quarter as reported in the Wall Street Journal.

         8. Distributions. In connection with the filing of an initial written election to participate in the Plan pursuant to Section 5 hereof, each Participating Director shall be required to elect, in accordance with the provisions of this Section 8, when he or she shall receive distribution of his or her Account. A Participating Director may not change his or her election of distribution for deferred Director Fees subject to the Plan already earned. A Participating Director may from time to time change in writing his or her election of distribution for Director Fees subject to the Plan not yet earned, but any such change shall only be effective for Director Fees earned after the commencement of the next succeeding calendar year. A Participating Director may elect from the following deferral options: (i) payment of all benefits payable hereunder in a lump sum within one hundred and eighty (180) days after the date of termination of the Participating Director's service with the Board for any reason, (ii) payment of all benefits payable hereunder in a lump sum within thirty (30) days after the third (3rd) anniversary of the date of termination of the Participating Director's service with the Board for any reason or (iii) payment of all benefits payable hereunder in a lump sum within thirty (30) days after the fifth (5th) anniversary of the date of termination of the Participating Director's service with the Board for any reason. With respect to any deferral option



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set forth immediately above, a Participating Director may elect for any lump sum payment to be made in equal annual installments over a period of three (3) or five (5) years, with the first such installment payable on the date a lump sum would otherwise be payable pursuant to the immediately preceding sentence and subsequent installments payable on each succeeding anniversary of the date of termination. The unpaid balance of such installments shall continue to bear interest at the rate set forth in Section 7 above.

         9. Designation of Beneficiary. Each Participating Director shall have the right to designate one or more beneficiaries to receive any death benefits payable hereunder. Such designation must be in writing and on a form prescribed by the Administrative Committee. The Participating Director may revoke any designation at any time and make a new designation; provided, however, that no designation shall be effective unless received by the Administrative Committee. If the Participating Director dies prior to receiving distribution of his or her Account, such Account shall be paid to the Participating Director's beneficiary or beneficiaries. If a Participating Director fails to designate a beneficiary or beneficiaries, any benefits payable hereunder shall be paid to the Participating Director's surviving spouse. If there is no surviving spouse, such benefits shall be paid to the estate of the Participating Director.

         10. Assignment of Benefits. To the extent permitted by law, the right of any Participating Director or designated beneficiary to receive any payment hereunder shall not be subject to attachment or other legal process for payment of debts of the Participating Director or any beneficiary, and such payments shall not be subject to anticipation, alienation, assignment, pledge, sale, transfer or other encumbrance.

         11. Ownership of Assets; Relationship with Corporation. Notwithstanding anything herein to the contrary, no Participating Directors shall have any right, title, or interest whatsoever in



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or to Director Fees deferred hereunder or his or her Account. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and any Director or any other person. Notwithstanding anything contained in this Plan to the contrary, to the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

         12. Indemnification. No member of the Administrative Committee shall have any liability for any decision or action made or taken under this Plan if made or done in good faith. The Corporation shall indemnify each such member acting in good faith pursuant to this Plan against any loss or expense arising therefrom.

         13. Termination and Amendment of the Plan. Although the corporation intends to continue this Plan indefinitely, it reserves the right in the Administrative Committee to amend, suspend, or terminate this Plan at any time; provided, however, that no such amendment shall adversely affect rights to receive any amounts to which Participating Directors or their beneficiaries have become entitled to prior to payment.

         14. Governing Law. This plan shall be construed and administered in accordance with and governed by the laws of the State of Tennessee.

         15. Effective Date; Plan Year. The Plan shall become effective as of January 1, 1995, and the Plan year shall be the calendar year.




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